Exhibit 23.2

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and related Prospectus of CIT Group, Inc. for the registration of $2,028,000,000 Senior/Senior Subordinated Debt Securities and to the incorporation by reference therein of our report dated February 22, 1999, with respect to the consolidated statement of income of Newcourt Credit Group Inc. for the year ended December 31, 1998 and the notes related thereto included on pages 56, 64-68 and 74-76 of Newcourt Credit Group Inc.'s Annual Report (Form 40-F) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                                               Ernst & Young LLP
                                                                Toronto, Canada
                                                                  March 12, 2001